U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2009

IBSG INTERNATIONAL, INC.

(Exact name of registrant as specified in this charter)

Florida	000-029587	65-0705328
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1132 Celebration Blvd., Celebration, FL	34747
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (321) 939-6321

NOT APPLICABLE

(Former Name or Former Address, if Changes Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

As previously reported, on January 6, 2009, due to significant health reasons impacting his ability to carry out his functions at the present time, Michael Rivers was relieved of his position as Chief Executive Officer of IBSG International, Inc., and Jim Queen was appointed as interim Chief Executive Officer. The Company has commenced an investigation of issues that include, but may not be limited to, possible discrepancies in the amount of the Company’s current assets reported, possible issues underlying the recording of the proceeds from business transactions as revenue, in addition to other issues regarding the Company’s business and operations. The Company, in conjunction with its outside securities counsel, has retained outside counsel to conduct an investigation into these issues.

As a result of the issues noted above and related uncertainties, the Board of Directors together with current executive officers of the Company determined on January 12, 2009 that the Company’s previously issued financial statements during the 2008 fiscal year should not be relied upon at this time. If necessary, the Company intends to restate these financial statements based on the finding of its investigation. The Company is in the early stages of its internal investigation, and in the process of the investigation the Company may discover information that will raise other issues.

The management of the Company has discussed the matters reported in this Item 4.02 with the Company’s independent accountant.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 8, 2009, Renata Sirota resigned as Chief Financial Officer of the Company. To the knowledge of the Board and executive officers of the Company, Ms. Sirota, through her company, Tatum, LLC reported on matters related to the Company’s operations, policies and practices to which the Board of Directors are investigating.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IBSG INTERNATIONAL, INC.

Date: January 12, 2009	By:	/s/ Jim Queen
Jim Queen, CEO